Dechert LLP

1900 K Street, N.W.

Washington, D.C. 20006

December 31, 2015

Fenimore Asset Management Trust 384 North Grand Street Cobleskill, New York 12043

Ladies and Gentlemen:

We have acted as counsel for Fenimore Asset Management Trust (the “Trust”) and its three separate investment series, FAM Value Fund, FAM Equity-Income Fund and FAM Small Cap Fund (the “Funds”), and are familiar with the Trust’s Registration Statement under the Investment Company Act of 1940, as amended, and with the Registration Statement relating to its shares of beneficial interest under the Securities Act of 1933, as amended (collectively, the “Registration Statement”). The Trust is organized as a business trust under the laws of the Commonwealth of Massachusetts.

We have examined the Trust’s Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, Post-Effective Amendment No. 57 to the Registration Statement and such other documents, instruments and records as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 57 to the Registration Statement, when it is effective with the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 57 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 57 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Trust’s shares of beneficial interest, and to references to our firm, as counsel to the Trust, in the Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 57 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP